SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                             1934 (Amendment No.  )


Filed by the Registrant  |X|

Filed by a Party other than the Registrant   | |

| |     Preliminary Proxy Statement

|X|     Definitive Proxy Statement

| |     Definitive Additional Materials

| |     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Calton, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                  Calton, Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

|X|    $125 per Exchange Act Rule 0-11(c)(1)(ii),  14a-6(i)(1) or
         14a-6(i)(2).

| | $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

| |    Fee computed on table below per Exchange Act Rules 14a(6)(i)(4) and 0-11.

1)     Title of each class of securities to which transaction applies:
--------------------------------------------------------------------------------

2)     Aggregate number of securities to which transaction applies:
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3)     Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
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4)     Proposed maximum aggregate value of transaction:
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| |    Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)     Amount previously paid:______________________________________

2)     Form, Schedule or Registration Statement No._________________

3)     Filing party:________________________________________________

4)     Date filed:__________________________________________________

                                  CALTON, INC.
                                 500 CRAIG ROAD
                        MANALAPAN, NEW JERSEY 07726-8790

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 23, 1996

                              --------------------

  TO THE SHAREHOLDERS OF CALTON, INC.

     The Annual Meeting of the Shareholders of CALTON, INC. (the "Company") will be held on Tuesday, April 23, 1996 at the Company's offices at 500 Craig Road, Manalapan, New Jersey at 11:00 a.m., local time, for the following purposes:

          1. To elect four directors, each to hold office until the next Annual Meeting of Shareholders or until a successor is elected and qualifies.

          2. To consider and act upon a proposal to adopt the Company's 1996 Equity Incentive Plan.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

          Holders of Common Stock of record at the close of business on March 11, 1996, are entitled to notice of and to vote at the meeting.


                               By order of the Board of Directors,

                                       Robert A. Fourniadis
                                            Secretary

  Manalapan, New Jersey
  March 19, 1996

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU ARE UNABLE TO DO SO, PLEASE MARK, SIGN AND DATE THE ACCOMPANYING PROXY AND MAIL IT AT ONCE IN THE ENCLOSED ENVELOPE. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                  CALTON, INC.

                              --------------------

                                 PROXY STATEMENT

                              --------------------

GENERAL INFORMATION

     This Proxy Statement is furnished to the holders of Calton, Inc. (the "Company" or "Calton") Common Stock, $.01 par value ("Common Stock"), in connection with the solicitation of proxies for use at the annual meeting of shareholders to be held on April 23, 1996, and at any adjournment thereof (the "meeting" or "annual meeting"), pursuant to the accompanying Notice of Annual Meeting of Shareholders. Holders of Common Stock are referred to herein collectively as the "shareholders." Forms of proxies for use at the meeting are also enclosed. The Company anticipates mailing this Proxy Statement to its shareholders on or about March 19, 1996. The executive offices of the Company are located at 500 Craig Road, Manalapan, New Jersey 07726-8790.

     Shareholders may revoke the authority granted by their execution of proxies at any time before the effective exercise of proxies by filing written notice of such revocation with the secretary of the meeting. Presence at the meeting does not of itself revoke the proxy; however, a vote cast at the meeting by written ballot will revoke the proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with the specifications therein. Proxies submitted without specification will be voted IN FAVOR OF the election of the nominees for director named herein and FOR the proposal to adopt the Company's 1996 Equity Incentive Plan (the "Equity Incentive Plan" or the "Plan"). Management is not aware at the date hereof of any matters to be presented at the meeting other than the matters described hereinabove, but, if any other matter is properly presented, the persons named in the proxy will vote thereon according to their best judgment.

     Proxies for use at the meeting are being solicited by the Board of Directors of the Company. The cost of preparing, assembling and mailing the proxy material is to be borne by the Company. It is not anticipated that any compensation will be paid for soliciting proxies, and the Company does not intend to employ specially engaged personnel of the Company or other paid solicitors in the solicitation of proxies. It is contemplated that proxies will be solicited principally through the mail, but directors, officers and employees of the Company may, without additional compensation, solicit proxies personally or by telephone, facsimile transmission, telegraph or special letter.

VOTING SECURITIES

     The voting securities entitled to vote at the meeting consist of shares of Common Stock, with each share entitling its owner to one vote on an equal basis. On March 11, 1996, the number of outstanding shares of Common Stock was 26,445,378. Only shareholders of record on the books of the Company at the close of business on March 11, 1996 will be entitled to vote at the meeting. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum at the meeting. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote, is required for the election of directors. The proxy card provides space for a shareholder to withhold votes for any or all nominees for the Board of Directors. The proposal to approve the adoption of the Equity Incentive Plan must be approved by a majority of the votes cast at the annual meeting on such proposal by the holders of Common Stock.

     All votes will be tabulated by the inspector of election appointed at the meeting who will separately tabulate affirmative votes, negative votes, authority withheld for any nominee for Director, abstentions and broker non-votes. Authority withheld will be counted toward the tabulation of the votes cast on the election of Directors and will have the same effect as a negative vote. Under New Jersey law, any proxy submitted and containing an abstention or broker non-vote will not be counted as a vote cast on any matter to which it relates, except that, solely for purposes of determining whether the proposal to adopt the Equity Incentive Plan has been approved by the Company's shareholders in compliance with the voting standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any proxy containing an abstention with respect to the proposal to approve the Equity Incentive Plan and any shares present at the meeting that are voted as an abstention on such proposal will be counted toward the tabulation of the votes cast on the proposal which will have the same effect as a negative vote.

Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information with respect to each person who, as of March 11, 1996, is known by the Company to be the beneficial owner (as defined in Rule 13d-3 ("Rule 13d-3") of the Exchange Act) of more than five percent (5%) of the Company's Common Stock. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares:

                                                 Amount and             Percent
                                                  Nature of               of
     Name of Beneficial Owner               Beneficial Ownership         Class
     ------------------------               --------------------        ------
     Anthony J. Caldarone ................      6,924,781(1)            26.2%
     Joyce P. Caldarone ..................      4,266,781(2)            16.1%
     Apollo Homes Partners, L.P. (3) .....      2,658,000(4)            10.1%
     Frederick J. Jaindl (5) .............      1,616,700                6.1%
     Goldman Sachs & Co. (6) .............      1,344,600                5.1%

(1) Includes an aggregate of 1,395,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, and 2,658,000 shares held by Apollo Homes Partners, L.P. ("Apollo Homes"), which Mr. Caldarone has the right to vote in the election of directors pursuant to a proxy granted to him by Apollo Homes. In addition, under the terms of a stock purchase agreement between Mr. Caldarone and Apollo Homes, Mr. Caldarone was granted certain rights of first offer with respect to the shares of Calton Common Stock owned by Apollo. The agreement also grants Apollo certain "tag-along rights" to sell shares of Calton Common Stock in the event of, and along with, certain transfers of Common Stock made by Mr. and/or Mrs. Caldarone, and contains provisions requiring (a) Apollo, under certain circumstances, to sell the Common Stock owned by it in the event that Mr. and Mrs. Caldarone sell all of the securities of the Company that they own and (b) Mr. and Mrs. Caldarone to offer to Apollo, under certain circumstances, the opportunity to purchase a pro rata portion of additional securities acquired by Mr. and/or Mrs. Caldarone from the Company. The 6,924,781 shares reflected in the above table do not include 320,000 shares subject to options which will become immediately exercisable if the proposal to adopt the Equity Incentive Plan is approved by the shareholders of the Company.

(2) Includes an aggregate of 2,871,572 shares held by Anthony J. Caldarone, Mrs. Caldarone's husband, as to which shares she disclaims any beneficial interest.

(3) The sole general partner of Apollo Homes is AIF II, L.P., a Delaware limited partnership. The managing general partner of AIF II, L.P. is Apollo Advisors, whose principal offices are located at Two Manhattanville Road, Purchase, New York 10577. Apollo Capital Management, Inc. ("ACM") is the general partner of Apollo Advisors. Shareholdings information is based upon Apollo Homes' Schedule 13D, as amended to November 21, 1995.

(4) See note 1 above for a description of certain rights granted by Apollo Homes to Anthony J. Caldarone with respect to these shares.

(5) Such holder maintains an address at c/o Jaindl Farms, 3150 Coffeetown Road, Orefield, Pennsylvania 12609. Shareholdings information is based upon the
     Schedule 13D of such holder dated July 28, 1995.

(6) The principal offices of such shareholder are located at 85 Broad Street, New York, New York 10004. Shareholdings information is based upon the
     Schedule 13D, as amended to April 28, 1995, of Goldman Sachs & Co., the direct owner, and The Goldman Sachs Group, L.P., which indicates that each of such entities is a beneficial owner of such shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information, as of March 11, 1996, with respect to the beneficial ownership (as defined in Rule 13d-3) of the Company's Common Stock by each director and nominee for director, each of the Named Officers (as defined in the section captioned "Executive Compensation") who is currently an officer of the

Company and by all directors and executive officers as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and investment power over such shares.


                                                                           Amount and             Percent
                                                                            Nature of               of
     Name of Beneficial Owner                                          Beneficial Ownership        Class
     ------------------------                                          --------------------       ------
     Anthony J. Caldarone ...........................................      6,924,781(1)            26.2%
     J. Ernest Brophy ...............................................         13,770                 (2)
     Mark N. Fessel .................................................            --                  --
     Frank Cavell Smith, Jr. ........................................            --                  --
     Robert A. Fourniadis ...........................................        105,277(3)              (2)
     Bradley A. Little ..............................................         99,863(4)              (2)
     All Directors and Executive Officers as a Group
       (6 persons) (1), (3) and (4) .................................      7,143,391               26.8%


------------
(1) Includes an aggregate of 1,395,209 shares held by Joyce P. Caldarone, Mr. Caldarone's wife, as to which shares he disclaims any beneficial interest, and 2,658,000 shares held by Apollo Homes which Mr. Caldarone has the right to vote in the election of directors pursuant to a proxy granted to him by Apollo Homes. See note 1 to the table presented under the caption "Principal Shareholders". Does not include options with respect to 320,000 shares which will become immediately exercisable if the proposal to adopt the Equity Incentive Plan is approved by the shareholders of the Company.

(2) Shares beneficially owned do not exceed 1% of the Company's outstanding Common Stock.

(3) Includes 86,667 shares subject to currently exercisable options granted under the Company's Amended and Restated Non-Qualified Stock Option Plan (the "Option Plan") and 18,610 shares held through the Company's 401(k) Plan.

(4) Includes 86,667 shares subject to currently exercisable options granted under the Option Plan and 13,196 shares held through the Company's 401(k) Plan.

                              ELECTION OF DIRECTORS

     The Company's By-laws provide that the Board of Directors shall consist of not fewer than three nor more than fifteen members. The Board of Directors has fixed the number of directors at four. Each of the individuals named below, who has been nominated for election as a director by the Board of Directors, is currently a member of the Board of Directors of the Company.

     It is the intention of the persons named in the accompanying proxy to vote, unless otherwise instructed, in favor of the election as directors of the four nominees named hereinafter. Each director will hold office until the next annual meeting of shareholders or until a successor is elected and qualifies.

     If any of the nominees should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment. The Company is not aware of any reason why any of the nominees, if elected, would be unable to serve as a director.


NOMINEES

     The nominees, their ages and present principal occupations or employment are as follows:

     Nominee                                                        Age
     -------                                                        ---
     Anthony J. Caldarone ......................................    58
     J. Ernest Brophy ..........................................    71
     Mark N. Fessel ............................................    39
     Frank Cavell Smith, Jr. ...................................    50

     Mr. Brophy, a self-employed attorney and certified public accountant specializing in tax consultation to clients engaged in the construction business, was reappointed as a Director of Calton in November 1995, having served in such capacity from March 1983 through November 1985 and from April 1986 until through May 1993 when the Company and certain of its subsidiaries consummated a joint plan of reorganization under Chapter 11 of the United States Bankruptcy Code (the "Plan of Reorganization"). Since 1992 Mr. Brophy has served as Chief Financial Officer and a director of Hurdy-Gurdy International, Inc., a company that markets sorbet products.

     Mr. Caldarone was reappointed as Chairman, President, Chief Executive Officer and a Director of Calton in November 1995, having previously served in such capacities from the inception of the Company in 1981 through May 1993 when the Company consummated the Plan of Reorganization. From June 1993 through October 1995,Mr. Caldarone served as a Director of the Company.

     Mr. Fessel was designated as a Director of Calton by the holders of a majority in outstanding principal amount of the Company's 12-5/8% Subordinated Notes (the "Subordinated Notes") pursuant to the Plan of Reorganization in May 1993. Since 1985, Mr. Fessel has owned and operated a real estate company and has acted as principal in numerous commercial and residential real estate developments throughout the northeast. In 1984, Mr. Fessel served as the Vice President of Acquisitions of the Meredith Organization, a nationally recognized real estate developer.

     Mr. Smith was designated as a Director of Calton by the holders of a majority in outstanding principal amount of Subordinated Notes pursuant to the Plan of Reorganization in May 1993. Since 1990, Mr. Smith has been associated with the M&G Companies as a Senior Consultant responsible for corporate real estate consulting activities. From 1977 to 1990, Mr. Smith served as a Real Estate Consultant and Real Estate Development Manager for The Spaulding Co., Inc. Mr. Smith also is an adjunct faculty member at Boston University and a member of the Board of Trustees of Shelter, Inc.


MEETINGS OF THE BOARD OF DIRECTORS; COMMITTEES

     During the fiscal year ended November 30, 1995, the Board of Directors held seven meetings. During fiscal 1995, each member of the Company's current Board of Directors attended 75% or more of the meetings of the Board of Directors and meetings of the committees on which he served. See the section captioned "Directors' Compensation" for a discussion of fees paid by the Company to its directors for their services as such.

     During fiscal 1995, the Board of Directors had three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee.

     The Audit Committee currently consists of Mr. Brophy and Mr. Smith. The functions performed by the Audit Committee are, among other things, to recommend to the Board of Directors the auditors to be engaged as the Company's independent public accountants, to review the proposed plan and scope for the annual audit and the results of such audit when completed, to review the services rendered by the auditors and the fees charged for such services, to determine the effect, if any, on the independent public accountants' independence of the performance of any non-audit services and to review the plan, scope and results of the Company's internal audit operations. During fiscal 1995, the Audit Committee held two meetings.

     Messrs. Fessel and Smith are members of the Compensation Committee. The Compensation Committee reviews and approves compensation for executive employees of the Company on a periodic basis, subject to approval of the Board, and administers the Company's Incentive Compensation Plan, Amended and Restated 1993 Non-Qualified Stock Option Plan and severance policy for the Company's senior executives. The Compensation Committee will administer the Equity Incentive Plan if the proposal to adopt such plan is approved by the shareholders of the Company. Two meetings of the Compensation Committee were held during fiscal year 1995.

     The Executive Committee, which was disbanded in December 1995, was authorized, during the intervals between Board meetings and when the Board was not otherwise in session, to exercise all powers of the Board in the management of the Company which could be lawfully delegated to it by the Board. During fiscal 1995, the Executive Committee held four meetings.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended November 30, 1995, 1994 and 1993, of the Chief Executive Officer of the Company and the other executive officers of the Company who earned salary and bonuses in fiscal 1995 in excess of $100,000 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  Long Term
                                                 Annual Compensation            Compensation
                                      ---------------------------------------   ------------
                                                                                    Award
                                                                                ------------
                                                                                 Securities
      Name and                                                    Other Annual    Underlying          All Other
Principal Position(1)        Year    Salary($)(2)   Bonus($)(3)   Compensation    Options (#)    Compensation($)(4)(5)
--------------------         ----    ------------   -----------   ------------    -----------    ---------------------
Anthony J. Caldarone         1995      $ 7,692           --             --         500,000(6)          $    240
 Chairman, Chief             1994          --            --             --             --                   --
 Executive Officer           1993      131,731           --        $20,406(8)          --               452,201
 and President (7)
Douglas T. Noakes            1995      291,000           --             --         684,564(9)           587,121(10)(11)
 Former Chief                1994      270,000       170,000            --         120,000               36,347
 Executive Officer and       1993      245,000       155,000         91,556(12)    564,564                  450
 President
Bradley A. Little            1995      137,917           --             --         185,000(13)           14,004(14)
 Senior Vice President-      1994      126,250       100,000            --          60,000               11,922
 Finance and Treasurer       1993      110,667        70,000            --         100,000                4,255
Robert A. Fourniadis         1995      120,417           --             --         185,000(13)           13,812(14)
 Senior Vice President-      1994      108,333        90,000            --          60,000               11,470
 Legal and Secretary         1993       90,667        60,000            --         100,000                3,706

------------

(1) Each of the individuals named in the above table served as an officer of the Company's wholly owned subsidiary, Calton Homes, Inc. ("Calton Homes"), during all or a portion of the three years ended November 30, 1995. All cash compensation included in the above table was paid or accrued by Calton Homes.

(2) Includes amounts paid to officers of the Company for services rendered to Talcon, L.P. in fiscal 1993 as follows: Mr. Little--$17,000; and Mr. Fourniadis--$4,000. All such amounts were reimbursed to Calton by Talcon, L.P. through the issuance of Class A Limited Partnership Interests in Talcon, L.P. See "Talcon, L.P. Transactions."

(3) Represents amounts accrued in fiscal 1994 and fiscal 1993 and payable in the subsequent fiscal year to the Named Officers pursuant to the Company's Incentive Compensation Plan (the "Incentive Plan"). No Incentive Plan Awards were made with respect to fiscal 1995. The Incentive Plan provides for an incentive compensation pool equal to ten percent (10%) of the Company's annual pre-tax income, subject to certain adjustments to pre-tax income that may be made by the Compensation Committee to remove the effect of events or transactions not in the ordinary course of the Company's operations. No such adjustments were made for the fiscal years 1994 or 1993, and the incentive compensation pools for such years were $656,000 in fiscal 1994 (of which $620,000 was awarded) and $475,000 in fiscal 1993 (all of which was awarded). Key operations and senior corporate management employees (the "Eligible Employees") of the Company and its subsidiaries are eligible for participation in the Incentive Plan. The Eligible Employees are determined each fiscal year by the Compensation Committee based on the recommendations of the President and Chief Executive Officer of the Company. An Eligible Employee may not receive a distribution from the incentive compensation pool for any fiscal year that exceeds the lesser of twenty percent (20%) of the available incentive compensation pool or one hundred percent (100%) of the Eligible Employee's base salary for such fiscal year, unless otherwise provided in the Eligible Employee's employment agreement with the Company. The Compensation Committee ultimately determines the percentage, if any, of the incentive compensation pool for a fiscal year to be awarded to an Eligible Employee.

(4) Includes amounts contributed by the Company under its 401(k) Plan (the "401(k) Plan"). All full-time employees who have completed more than one year of service with the Company are eligible to participate in the 401(k) Plan which allows eligible employees to save up to 18% of their pre-tax compensation (subject to a maximum amount per year established annually pursuant to the Internal Revenue Code of 1986, as amended) through a payroll deduction. Subject to the discretion of its Board of Directors, the Company may make matching contributions to the 401(k) Plan in the form of cash or Common Stock. The Company's matching contribution for fiscal 1995 was made primarily in Common Stock and the Company anticipates that its matching contribution for the next fiscal year will be made in the form of Common Stock. Amounts contributed by the Company to the accounts of the Named Officers for fiscal 1995 (including the dollar value of contributions made in the form of Common Stock) were as follows: Mr. Noakes--$6,930; Mr. Little--$6,930; and Mr. Fourniadis--$7,100.

(5) Includes the reimbursement by the Company of automobile expenses in fiscal 1995 as follows: Mr.Caldarone--$240; Mr. Noakes--$5,500; Mr.
     Little--$6,000; and Mr. Fourniadis--$6,000.

(6) Represents options to purchase Common Stock which were granted to Mr. Caldarone effective January 31, 1996 pursuant to his employment agreement with the Company and subject to the approval of the Equity Incentive Plan by the shareholders of the Company.

(7) Mr. Caldarone was reappointed Chairman, President and Chief Executive Officer of the Company on November 21, 1995 having previously served in such capacities from the Company's inception until June 1993.

(8) Includes the reimbursement by the Company of automobile expenses of $714. Also includes reimbursement by the Company of medical and dental expenses paid on behalf of Mr. Caldarone and members of his immediate family in the aggregate amount of $19,692.

(9) Represents shares of Common Stock underlying options granted in respect of services rendered in prior fiscal years which were repriced by the Company during fiscal 1995.

(10) Includes compensation payable pursuant to a severance agreement entered into by the Company and Mr. Noakes in connection with the termination of his employment effective November 21, 1995. Such amount includes (i) a $350,000 severance payment, (ii) $155,140 representing the dollar value of benefits of premiums paid under a whole life insurance policy (the "Insurance Policy") insuring the life of Mr. Noakes, (iii) $18,000 of bonus compensation and (iv) $25,221 payable in respect of accrued and unused vacation pay. As required under the terms of such agreement, all such amounts were paid in January 1996. The Company is entitled to recover all premiums paid in respect of the Insurance Policy from the death benefit or cash surrender value of the policy. Under the terms of the severance agreement, the Company is required to pay the cost of COBRA benefits for Mr. Noakes for a period of 18 months following the termination of his employment.

(11) Includes $26,330 which represents the dollar value of benefits of premiums paid (other than in connection with the termination of Mr. Noakes' employment) under the Insurance Policy purchased by the Company in accordance with the terms of Mr. Noakes' employment agreement.

(12) Includes $85,556 paid by the Company to Mr. Noakes for relocation expenses incurred in fiscal 1993.

(13) Represents 25,000 shares underlying options granted in January 1996 for services rendered in fiscal 1995 and 160,000 shares underlying options granted in respect of prior fiscal years which were repriced in 1995.

(14) Includes cost of premiums paid by the Company under a program which provides officers of the Company with additional life insurance (supplementing the coverage available under the Company's group life insurance plan) as follows: Mr. Little--$1,074; and Mr. Fourniadis--$712.

DIRECTORS' COMPENSATION

     Members of the Board of Directors who are not full time employees of Calton were each entitled in fiscal 1995 to annual compensation of $20,000 for service as a director. Calton paid or accrued a total of $142,000 in director fees to members of the Board of Directors during fiscal year 1995. Directors are reimbursed for travel expenses incurred in connection with attendance at Board and committee meetings. Directors who are not full time employees are paid a participation fee of $1,000 for each committee meeting attended. If the proposal to adopt the Equity Incentive Plan is approved by the Company's shareholders, each non-employee director who has attended 75% or more of the Board meetings and meetings of the committees on which he serves during the prior year will be awarded options to purchase 10,000 shares of the Company's Common Stock each time such director is reelected to the Board of Directors.

EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

     Effective November 21, 1995, the Company entered into an Employment Agreement (the "Employment Agreement") with Anthony J. Caldarone, Chairman, President and Chief Executive Officer of the Company. The term of the Employment Agreement will end on November 30, 1998; provided, that such term will be automatically extended annually for periods of one (1) year unless a notice of non-extension is issued by the Company or Mr. Caldarone. Pursuant to the Employment Agreement, Mr. Caldarone will receive a minimum annual salary of $250,000 ("Base Compensation") which may be increased by the Board or a committee thereof. Mr. Caldarone is entitled to participate in any bonus compensation or benefit plan or arrangement provided by the Company to its employees or senior level executives, including the Company's Incentive Plan. Under the Employment Agreement, Mr. Caldarone may be awarded up to thirty percent (30%) of the Incentive Plan's designated incentive compensation for any fiscal year and, subject to such limitation, is entitled to not less than one-half of the average percentage that all awards to other Eligible Participants are of the respective Eligible Participants' base salary for the relevant fiscal year. Mr. Caldarone is entitled to be reimbursed by the Company for certain automobile expenses. The Employment Agreement provides for the grant of options to purchase 500,000 shares of Common Stock to Mr. Caldarone. The grant of such options, which became effective January 31, 1996, is subject to the approval of the proposal to adopt the Equity Incentive Plan by the shareholders of the Company.

     If the Employment Agreement is terminated by reason of Mr. Caldarone's death, the Company is obliged to reimburse Mr. Caldarone's designated beneficiaries the cost of COBRA benefits, other than long-term disability coverage, for a period of 18 months following the date of death. If the Employment Agreement is terminated by reason of Mr. Caldarone's disability, Mr. Caldarone will be entitled to receive a lump sum cash payment equal to one years' Base Compensation (the "Severance Compensation") from the Company as well as the cost of COBRA benefits, other than long-term disability, for him and his family for a period of 18 months following the date of termination, and continue to participate in any group life insurance or supplemental life insurance program of the Company then in effect for a period of 18 months following the date of termination (collectively, the "Severance Benefits"). The Company may terminate the Employment Agreement for just cause in the event Mr. Caldarone is convicted of a felony in connection with his duties as an officer of the Company, if the commission of such felony resulted in a personal financial benefit to Mr. Caldarone. Upon termination for just cause by the Company, Mr. Caldarone is not entitled to receive any Severance Compensation or Severance Benefits. If the Company terminates the Employment Agreement without just cause, Mr. Caldarone is entitled to the Severance Compensation and Severance Benefits. If the Company terminates the Employment Agreement by issuing a notice of non-extension, Mr. Caldarone is entitled to receive a lump sum cash payment equal to one years' Base Compensation as well as the Severance Benefits. Mr. Caldarone may terminate the Employment Agreement for just cause and receive Severance Compensation and Severance Benefits, if (i) the Board fails to re-elect him as each of Chairman, President and Chief Executive Officer of the Company, (ii) the Board significantly reduces the nature and scope of his authorities, powers, duties and functions, (iii) the Company breaches any material covenant of the Employment Agreement, or (iv) the Company consents to Mr. Caldarone's retirement. If Mr. Caldarone terminates the Employment Agreement without just cause or by issuing a notice of non-extension, he is not entitled to the Severance Compensation or Severance Benefits. After the date of termination of Mr. Caldarone' employment for any of the reasons specified herein and in the Employment Agreement, Mr. Caldarone will not receive any further salary payments under the Employment Agreement.

     For the term of the Employment Agreement and for a period of twelve (12) months following termination ofMr. Caldarone' employment, other than for just cause by the Company or without just cause by Mr. Caldarone, Mr. Caldarone is restricted from competing with the Company in certain regions in which the Company is actively engaged in business.

SEVERANCE POLICY AND CHANGE IN CONTROL ARRANGEMENTS FOR SENIOR EXECUTIVES

     The Company has established a severance compensation policy for senior level executives who have been employed by the Company for more than one year (the "Severance Policy"). To become eligible to participate in the Severance Policy, a senior level executive must be selected by the Company's Compensation Committee and approved by the Board of Directors ("Eligible Participants"). Under the Severance Policy, an Eligible Participant whose employment is terminated is entitled to receive one month's base salary for each year employed by the Company, pro rated for any partial year, but in no event less than six month's base salary; provided, however, that the Eligible Participants who were designated to participate in the Severance Policy in August 1993 (Mr. Little and Mr. Fourniadis) are entitled to receive twelve month's base salary. In addition, the Company will pay all amounts required to be paid by the Eligible Participants to continue insurance coverage under COBRA for a period of time equal to the number of months on which the severance compensation is based. The severance compensation for Eligible Participants who are parties to employment agreements will be governed by the terms of such agreements. Eligible Participants who resign voluntarily or who are terminated for cause (as defined in the Severance Policy) will not be eligible for severance compensation.

     Under the terms of certain agreements approved by the Board of Directors of the Company in May 1995, each of Douglas T. Noakes, the former President and Chief Executive Officer of the Company, Bradley A. Little and Robert A. Fourniadis will be entitled to be paid the amount, if any, by which $150,000 ($200,000 in the case of Mr. Noakes) exceeds the value of the stock options held by such officer and granted prior to December 31, 1995 in the event of (i) a merger, consolidation, recapitalization or other reorganization in which Calton is not the surviving entity or in which the Company is the surviving entity and which results in the Company's shareholders immediately prior to the transaction not holding securities representing 65% or more of the voting power of the Company's outstanding securities, (ii) a sale of substantially all of the Company's assets, (iii) a change in control of the Company which results in a person or group of affiliated persons owning in excess of 35% of the voting power of the Company's outstanding voting securities, prior to May 1996 (or such a transaction or change of control involves a party from whom it received a written offer or entered into a letter of intent prior to May 1996). Under the terms of these agreements, the amount payable to the officer will be proportionately adjusted if the officer exercises any options prior to an event which triggers the Company's payment obligation.

OPTION GRANTS

     Shown below is further information with respect to grants of stock options to the Named Officers by the Company which are reflected in the Summary Compensation Table set forth under the caption "Executive Compensation."



                                                 Individual Grants
                            -------------------------------------------------------         Potential Realizable
                             Number of         Percent                                        Value at Assumed
                            Securities         of Total                                    Annual Rates of Stock
                              Under-           Options                                     Price Appreciation for
                              lying           Granted to    Exercise or                         Option Term
                             Options         Employees in   Base Price    Expiration       ----------------------
       Name                 Granted(#)       Fiscal Year      ($/Sh)        Date(1)         5%($)         10%($)
       ----                 ----------       -----------    ----------    ----------       -------       --------
Anthony J. Caldarone ....   500,000(1)          27.6%        $.34375       1/30/2001       $27,547       $ 82,641
Douglas T. Noakes .......   684,564(2)          37.8%         .50         11/21/1998        77,065        139,870
Bradley A. Little .......    25,000(3)           1.4%         .3125        1/30/2006         4,913         12,450
                            100,000(4)           5.5%         .50          7/23/2005        24,798         59,859
                             60,000(5)           3.3%         .50          1/25/2005        18,285         46,042
Robert A. Fourniadis ....    25,000(3)           1.4%         .3125        1/30/2006         4,913         12,450
                            100,000(4)           5.5%         .50          7/23/2005        24,798         59,859
                             60,000(5)           3.3%         .50          1/25/2005        18,285         46,042

------------

(1) Represents shares of Common Stock underlying options granted to Mr. Caldarone effective January 31, 1996 and subject to the approval of the shareholders of the Company of the proposal to adopt the Equity Incentive Plan. If the shareholders of the Company approve the proposal to adopt the Equity Incentive Plan, options with respect to 320,000 shares will become immediately exercisable, and options with respect to the remaining 180,000 shares will become exercisable on January 31, 1997.

(2) Represents shares of Common Stock underlying options which were repriced in 1995. Each of such options is immediately exercisable.

(3) Represents shares of Common Stock underlying options granted in January 1996 for services rendered in fiscal 1995. The options are exercisable cumulatively in three equal annual installments commencing on the first anniversary of the date of grant.

(4) Represents shares of Common Stock underlying options which were granted in July 1993 and repriced in April 1995. The options are exercisable cumulatively in three equal annual installments commencing on the first anniversary of the original date of grant.

(5) Represents shares of Common Stock underlying options which were granted in January 1995 for services rendered in fiscal 1994 and repriced in April 1995. The options are exercisable cumulatively in three equal annual installments commencing on the first anniversary of the original date of grant.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to unexercised options to purchase the Company's Common Stock held by the Named Officers at November 30, 1995. On such date, the exercise price of each of such options exceeded the closing price of the Company's Common Stock on the American Stock Exchange ($.4375 per share).

                                          Number of Securities Underlying
                                           Unexercised Options Held At
                                                  FY-End (#)(1)
                                          -----------------------------
                 Name                     Exercisable  /  Unexercisable
                 ----                     -----------     -------------
         Anthony J. Caldarone ..........         --              --
         Douglas T. Noakes .............    684,564              --
         Bradley A. Little .............     86,667          73,333
         Robert A. Fourniadis ..........     86,667          73,333
----------

(1) Does not include options granted to the Named Officers in January 1996. See the table presented under the section captioned "Option Grants."

REPORT ON OPTION REPRICING

     On April 18, 1995, the Board of Directors of the Company determined that the stock options issued under the Amended and Restated 1993 Non-Qualified Stock Option Plan had an exercise price which was consistently higher than the average market price of the Company's Common Stock. The Board concluded that such stock options were not providing the desired incentive to those employees of the Company who the Board believed were making and who were expected to continue to make substantial contributions to the successful growth of the Company's business. Accordingly, the Board approved an adjustment in the exercise price of options with respect to 1,087,064 shares of the Company's Common Stock to the last reported sales price of the Company's Common Stock on the American Stock Exchange on April 17, 1995 ($.50). The repriced options retained their original vesting status; however, the expiration dates were extended by an additional five (5) years. The Board believes that the repricing of such options will cause such options to, once again, provide employees of the Company with an opportunity for increased equity ownership and a meaningful incentive to remain in the employment of the Company for the long term. Certain of the Named Officers of the Company were among those employees who had stock options repriced.

        BOARD OF DIRECTORS

        Anthony J. Caldarone
        J. Ernest Brophy
        Mark N. Fessel
        Frank Cavell Smith, Jr.

     Shown below is information with respect to all repricings of options held by any executive officer of the Company during the ten fiscal years ended November 30, 1995. Except as indicated in the notes to the table set forth below, information with respect to the market price of the Common Stock reflects the last sale price of the Company's Common Stock on the date of the repricing.

                           TEN-YEAR OPTION REPRICINGS


                                                                                                       Length of
                                        Number of                                                      Original
                                       Securities     Market Price                                    Option Term
                                       Underlying      of Stock at   Exercise Price                    Remaining
                                         Options        Time of        at Time of                      at Date of
                                        Repriced     Repricing or     Repricing or   New Exercise       Repricing
    Name                   Date     or Amended($)    Amendment($)     Amendment($)     Price($)         Amendment
    ----                   ----     -------------    ------------     ------------   ------------       ---------
Douglas T. Noakes        4/18/95       564,564         $ .50            $1.53            $ .50           8 yr 1 mo
 Former Chief            4/18/95       120,000           .50              .72              .50           9 yr 9 mo
 Executive Officer       5/28/93(1)    564,564          1.75(1)(2)        .50(1)(3)       1.53          12 yr 1 mo
 and President
Bradley A. Little        4/18/95        60,000           .50              .72              .50           9 yr 9 mo
 Senior Vice             4/18/95       100,000           .50             1.94              .50           8 yr 3 mo
 President--Finance
 and Treasurer
Robert A. Fourniadis     4/18/95        60,000           .50              .72              .50           9 yr 9 mo
 Senior Vice             4/18/95       100,000           .50             1.94              .50           8 yr 3 mo
 President--Legal
 and Secretary           1/31/90        20,000(3)        .75(3)(4)       1.79(3)            (5)          4 yr 3 mo
Peter M. Pizza           1/31/90        30,000(3)        .75(3)(4)       2.62(3)           .75(3)(6)         (6)
 Former Senior
 Vice President
 and Treasurer

----------

(1) For purposes of this Option Repricing Table, the date of repricing of options granted to Mr. Noakes in 1992 is deemed to be May 28, 1993, the date the Plan of Reorganization was consummated and the options were approved by the Board of Directors.

(2) Represents the arithmetic average of the highest and lowest sales prices of the Company's Common Stock on the American Stock Exchange on June 2, 1993, the date the Common Stock issued in connection with the Plan of Reorganization began trading on the American Stock Exchange, as reported in the Wall Street Journal.

(3) Does not reflect a 20 for 1 reverse split effected pursuant to the Plan of Reorganization

(4) Represents the last sales price of the Company's Common Stock on the New York Stock Exchange on the date the adjustment to the exercise price of the options was made.

(5) The per share exercise price was adjusted to $.75 if exercised prior to June 30, 1990, $.77 if exercised prior to September 30, 1990, $.79 if exercised prior to December 31, 1990, and $.81 if exercised prior to March 31, 1991.

(6)  Options were exercised and the purchase price was paid with a promissory note issued by the optionee. Thereafter, the per share purchase price was reduced to $.75 and a corresponding reduction was made to the amount of the note.

                              CORPORATE PERFORMANCE

     Set forth below are two performance graphs. The initial graph compares the percentage change in the cumulative total shareholder return on the Common Stock of the Company for the period from June 2, 1993, the date the Common Stock issued in connection with the consummation of the Plan of Reorganization began trading on the American Stock Exchange, to November 30, 1995, with the cumulative total return on the American Stock Exchange Market Value Index and a peer group index(1) over the same period (assuming the investment of $100 in the Company's Common Stock, the American Stock Exchange Market Value Index and the peer group index on June 2, 1993 and that all dividends were reinvested). The second graph compares the yearly percentage change in the cumulative total shareholder return on the Common Stock of the Company for the period from November 30, 1990 to March 10, 1993, the last day of trading of the Common Stock on the New York Stock Exchange, with the cumulative total return on the New York Stock Exchange Market Value Index and the peer group index(1) over the same period (assuming the investment of $100 in the Company's Common Stock, the New York Stock Exchange Market Value Index and the peer group index on November 30, 1990 and that all dividends were reinvested).

         Graphical Representation of data table below.

         (The following tabular information is a description, pursuant to Rule 304 of Regulation S-T, of a graph contained in the paper format of this Proxy Statement being sent to Shareowners.)


                            Calton           Peer           Amex
                             Inc.        Group Index    Market Index
                           -------       -----------    ------------
           6/3/93 ......   100.00           100.00          100.00
         11/30/93 ......   112.50           113.74          107.30
         11/30/94 ......    46.88            68.16          102.13
         11/30/95 ......    21.88           102.13          128.32

----------

(1) The peer group selected by the Company is comprised, for the most part, of companies in the homebuilding industry that are of the same or similar size as the Company and compete in some or all of the same markets as the Company in recent years. The homebuilding companies in the peer group are:
     Hovnanian Enterprises, Inc., Toll Brothers, Inc., Lennar Corp., Oriole Homes Corp., Pulte Home Corp. and Continental Homes Holding Corp. The peer group selected for the Company's 1995 Proxy Statement was identical to the group identified above.

     Graphical Representation of data table below.

     (The following tabular information is a description, pursuant to Rule 304 of Regulation S-T, of a graph contained in the paper format of this Proxy Statement being sent to Shareowners.)

                         Calton           Peer           NYSE
                          Inc.        Group Index    Market Index
                        -------       -----------    ------------
          1990 ......   100.00           100.00         100.00
          1991 ......    66.61           244.77         120.08
          1992 ......    66.61           407.00         137.82
          1993 ......    62.47           483.39         142.42


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee (the "Compensation Committee" or "Committee") currently consists of Mark N. Fessel and Frank Cavell Smith, Jr. During fiscal 1995, Mr. William L. Mack served as a member of the Compensation Committee until his resignation as a director in November 1995.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

     The Compensation Committee is currently comprised of independent, non-employee directors. It is charged with the responsibility of reviewing and approving the compensation of the Company's officers and administration of the Company's Incentive Plan, Amended and Restated 1993 Non-Qualified Stock Option Plan (the "1993 Option Plan") and severance policy for the Company's senior executives. The Compensation Committee will also administer the Equity Incentive Plan if the proposal to adopt such plan is approved by the shareholders of the Company.

     The Committee has determined that the Company's policies for compensation, including base compensation, incentive compensation and benefits, should be guided by the marketplace. Noting the cyclical nature of the homebuilding industry and the importance of controlling fixed costs, the Committee has determined that the blend of base salary and incentive compensation offered to the Company's executive officers should emphasize performance based incentive compensation over base salary compensation. To accomplish the Committee's compensation objectives for the Company and to attract, motivate and retain key executives for the management and long term success of the Company, the Company has developed compensation programs which provide executive officers a base salary and the opportunity to earn additional compensation based on the profits and overall success of the Company. Compensation programs include salary and incentive plans.

     The Company's executive compensation programs have three principal components: base salary, incentive compensation awards and stock option grants. Factors considered when determining the base salary for an officer of the Company include the position of the officer, the amount of responsibility associated with such position, past performance of such responsibilities, dedication to the pursuit of achieving individual and Company goals and the overall results of the Company. The Committee believes that the base salaries of the Company's executive officers are generally below or similar to the amounts paid to comparable officers at other companies of the same or similar size and business as the Company, including, for the most part, the companies contained in the peer group selected by the Company in preparation of the performance graphs presented herein, and, therefore, incentive compensation in the form of awards under the Incentive Plan and stock option grants are key components of the total compensation paid or awarded to officers of Calton. The type and amount of incentive compensation is a function of the performance of both Company and individual participants in the particular plan. For example, the Company's Incentive Plan is a cash based plan directly linked to the Company's financial performance while the 1993 Option Plan (and Equity Incentive Plan, if approved by the Company's shareholders) provides a method whereby the officers can share in the long-term growth and success of the Company. The Committee believes these components collectively provide an appropriate relationship between an executive's compensation and the Company's financial performance.

     The Compensation Committee reviews the performance of the Chief Executive Officer and other officers of the Company annually. The Compensation Committee makes recommendations to the Board with respect to salaries and determines awards to be made under the Incentive Plan. The Compensation Committee also determines recipients of, and the number of shares to be covered by, options granted under the Option Plan to all employees, including officers. Incentive compensation and stock option grants for executive officers are determined by evaluating the performance of the individuals reviewed, their contributions to the performance of the Company, their responsibilities, experience and potential, their period of service at current salary and compensation practices for comparable positions at other companies. Financial results, nonfinancial measures and the Chief Executive Officer's evaluation of other executive officers are considered.

     In view of the increased responsibilities assumed by Mr. Noakes upon his election as Chief Executive Officer and President of the Company in June 1993 and his performance in that capacity subsequent to his election, the Company entered into a new Employment Agreement with Mr. Noakes in January 1994 which provided for a base salary of $275,000 per annum. The amount of base salary payable to Mr. Noakes pursuant to the Employment Agreement was subject to review by the Board and could be increased by the Board based upon the performance of the Chief Executive Officer. In January 1995, the Committee reviewed Mr. Noakes' salary, considering comparative data for compensation for CEO positions, the performance of the Company in fiscal 1994 as compared to its competitors and Mr. Noakes' effectiveness in leading the Company to profitability during its first full fiscal year following the consummation of its Plan of Reorganization. Based upon this information and the performance of the Company in general, the Committee determined to increase Mr. Noakes' base salary by $30,000 per year. In addition, Mr. Noakes was awarded 27.4% of the incentive compensation available under the Incentive Plan, which amounted to $170,000. The total amount of the incentive compensation available for participants in the Incentive Plan for fiscal 1994 was $656,000 (of which $620,000 was awarded). Mr. Noakes was also granted options to purchase 120,000 shares of Common stock under the Option Plan, which represented 38.4% of the awards made under the 1993 Option Plan in January 1995.

     Following the resignation of Mr. Noakes in November 1995, the Board of Directors appointed Anthony J. Caldarone as Chairman, President and Chief Executive Officer of the Company. Mr. Caldarone had previously served in such capacity from the inception of the Company in 1981 to June 1993. In connection with the appointment of Mr. Caldarone as Chairman, President and Chief Executive Officer, the Board approved an employment agreement between the Company and Mr. Caldarone which provides for a minimum base salary of $250,000 per year and, subject to the approval of the proposal to adopt the Equity Incentive Plan by the shareholders of the Company, options to purchase 500,000 shares of Calton Common Stock at a price of $.34375 per share (110% of the trading price of the Common Stock on the date of grant). In approving the employment agreement and the compensation payable thereunder, the Board considered the compensation paid to chief executive officers of similarly situated companies, as well as Mr. Caldarone's qualifications and prior experience in serving in such capacity. See "Employment Agreement with Chief Executive Officer" for a more detailed description of the terms of the employment agreement between the Company and Mr. Caldarone.

     In 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by shareholders is not subject to the deduction limit. The Company believes that compensation paid to its officers under all of its compensation plans, except the Incentive Plan, will qualify as performance based compensation, and will therefore be exempt from the $1,000,000 deduction limit.

         COMPENSATION COMMITTEE

         Mark N. Fessel

         Frank Cavell Smith, Jr.

TALCON, L.P. TRANSACTIONS

     In fiscal 1987, the Company formed Talcon, L.P., a Delaware limited partnership ("Talcon" or the "Partnership"), to acquire the Company's interests in certain joint ventures and certain assets of an unconsolidated subsidiary corporation of the Company engaged primarily in land and residential housing development. The Company's wholly owned subsidiary, Calton Capital, Inc., served as the sole general partner (the "General Partner") of Talcon. Certain of the officers of Calton are or were officers and/or directors of the General Partner. In January 1994, the General Partner determined that it was no longer in the best interest of Talcon and its partners to continue the Partnership's business and declared a dissolution of the Partnership. During 1993 and 1994, Calton loaned an aggregate of $1 million to Talcon. Due to uncertainty of collection, the Company subsequently provided a reserve with respect to all amounts owed to it by Talcon and wrote off its entire equity investment in Talcon. In 1995, in connection with its dissolution and liquidation, Talcon paid Calton $890,000 in full satisfaction of its debt obligations.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.

     Each of FMR Corp. and Goldman, Sachs & Co. is, or was during fiscal 1995, the beneficial owner of more than 5% of the Company's Common Stock, and each is, or was during 1995 affiliated with one or more different lenders under the Company's Amended Credit Agreement (the "Amended Credit Agreement"). These institutions and/or their affiliates collectively held up to a 45% interest in amounts outstanding under the Amended Credit Agreement, which totalled approximately $45 million at November 30, 1995. Apollo Homes Partners, L.P., which as of March 11, 1996 owned approximately 10.1% of the Company's outstanding Common Stock, has a financial advisory relationship with an institution which was a lender under the Amended Credit Agreement during fiscal 1995. Until it assigned its interest under the Amended Credit Agreement in 1995, this lender held a 15% interest in the amount outstanding under the Amended Credit Agreement. See "Principal Shareholders."

          PROPOSAL TO APPROVE THE COMPANY'S 1996 EQUITY INCENTIVE PLAN

     INTRODUCTION. Effective January 31, 1996, the Board of Directors adopted the Equity Incentive Plan, subject to the approval of the plan by the shareholders of the Company. The Equity Incentive Plan will provide for the granting of stock options to eligible participants and permit directors of the Company to receive director fees in the form of Common Stock. The Board of Directors believes that the Equity Incentive Plan can be an effective means of attracting, motivating and retaining key employees and directors. In addition, the Board believes that the Equity Incentive Plan will provide a method whereby key employees and directors can share in the long-term growth of the Company.

     The aggregate number of shares of Common Stock reserved for issuance under the Equity Incentive Plan is 2,000,000 shares. The summary of the Equity Incentive Plan set forth below is qualified by reference to the full text thereof which is attached hereto as Appendix A.

     ADMINISTRATION. The Equity Incentive Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have the power to interpret the Equity Incentive Plan, to prescribe, amend and rescind rules and regulations relating to the plan, to determine the terms and prices at which options will be granted under the plan and to determine the employees of the Company who will be selected as participants in the plan.

     EFFECTIVE DATE AND TERM OF PLAN. If approved by the Company's shareholders, the Equity Incentive Plan will be deemed effective on January 31, 1996. The Equity Incentive Plan will terminate ten (10) years after the effective date of the Plan. No stock option may be granted under the Equity Incentive Plan after the termination date, but options previously granted may extend beyond such date.

     ELIGIBILITY. The Committee may grant options under the Equity Incentive Plan to employees of the Company or any subsidiary of the Company, including employees who are members of the Board of Directors, and to employees of a corporation or noncorporate entity which the Company or a subsidiary has agreed to acquire. Non-employee directors of the Company are eligible to receive options under the Formula Award provision (as described below) which provides for the grant of a fixed number of options to directors upon their election or reelection to the Board. Directors of the Company may also elect to receive Common Stock under the Equity Incentive Plan in lieu of cash director fees.

     STOCK OPTIONS. Both "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (referred to herein as "Incentive Stock Options") and non-incentive stock options ("Non-Qualified Options") may be granted under the Equity Incentive Plan. The exercise price of an option granted under the Equity Incentive Plan may not be less than the fair market value (110% of fair market value in the case of an Incentive Stock Option granted to a ten percent (10%) shareholder) of a share of Common Stock on the date of grant. Options granted under the Equity Incentive Plan are non-transferable and will be exercisable on the date or dates specified by the Compensation Committee.

     The Equity Incentive Plan contains the following limits on the number of options which may be granted to certain individual participants and to each participant of certain classes of participants therein during the term of the Equity Incentive Plan: (i) the Chief Executive Officer of the Company may be granted options for no more than fifty percent (50%) of all shares of Common Stock reserved for issuance under the Equity Incentive Plan; and (ii) each participant in the class "Other Eligible Participants" may be granted options for no more than thirty-five percent (35%) of all shares of Common Stock reserved for issuance under the Option Plan.

     Payment for shares as to which an option is exercised may be made in cash, in Common Stock of the Company owned by the option holder for a period not less than six (6) months and having a Fair Market Value (as defined) on the date preceding the date of exercise equal to the aggregate option exercise price, or in a combination of cash and Common Stock. Alternatively, in the case of a Non-Qualified Stock Option held for a period of not less than six (6) months, an option holder may sell, or have sold on his or her behalf, in an open market transaction on the date of exercise, a number of shares subject to the options being exercised which will yield cash proceeds equal to the aggregate exercise price (the "Exercise Sell Method"). Further, with respect to a Non-Qualified Option which has been owned and held for six (6) months or more, the Equity Incentive Plan provides that an option holder may elect to exercise the option and sell, or have sold on his or her behalf, in an open market transaction on the date of exercise, the number of shares subject to the option being exercised which will yield cash proceeds equal to the sum of the aggregate exercise price plus fifty percent (50%) of the difference between the aggregate sales price of the Common Stock underlying the exercised option and the aggregate exercise price of the exercised option (the "Appreciation Rights Election"). Pursuant to the Appreciation Rights Election, the option holder will be entitled to be paid fifty percent (50%) of the difference between the aggregate sales price and the aggregate option exercise price in cash and be paid the other fifty percent (50%) in shares of Common Stock; provided, however, that the Committee, in its sole discretion, may determine that such payments may be in all cash, all shares of Common Stock, or any other combination thereof.

     In the event of a merger, consolidation, recapitalization or other reorganization in which Calton is not the surviving entity, or a sale of all or substantially all of Calton's assets, the Equity Incentive Plan provides for the acceleration of vesting of each participant's options and the immediate exercise of such options. Alternatively, a participant may require the Board of Directors of Calton to specifically provide that the surviving entity will grant substitute options in exchange for the participant's options; provided, that if a participant selects this alternative, the Company can elect to repurchase all of the participant's options. In the event of a tender offer or Change in Control (as defined in the Equity Incentive Plan and which includes (i) any transaction in which a person or group of related persons acquires 35% or more of the Company's outstanding voting stock, and (ii) any merger or other reorganization which results in the Company's shareholders immediately prior to the transaction holding less than 65% of the Company's outstanding Common Stock after the transaction), all options granted to a participant will become fully and immediately exercisable; provided, that subject to any prohibitions or limitations contained in any other agreements to which the Company is a party, a participant may elect to have the Company repurchase such options at a price equal to the difference between the fair market value of the shares underlying the options and the aggregate exercise price of the options.

     FORMULA AWARDS. Each time an individual who is not an employee of the Company or a subsidiary of the Company is elected or reelected as a director of the Company, the director will receive Non-Qualified Stock options to acquire 10,000 shares of the Company's Common Stock. Each such option (a "Formula Option") shall (i) have a per share exercise price equal to the fair market value of the Common Stock on the date of such grant, (ii) have a term of five years and (iii) become exercisable on the first anniversary of the date of grant. In order for a non-employee director to receive a Formula Option, such director must have attended 75% of all Board meetings and 75% of all meetings of the Board committee(s) of which the director was a member held during the prior 12 months while such director was a member of the Board and committee(s).

     DIRECTORS' FEES. Directors of the Company may elect to receive all or a portion of their annual retainer fee and meeting fees in the form of the Company's Common Stock provided that they give to the Company six months written notice of an irrevocable election to receive payment in such form. The election will be effective for a six month period. Shares of Common Stock having an aggregate fair market value equal to the aggregate amount of Board fees being paid in stock will be issued to a director who elects to receive fees in the form of stock no later than 15 business days following the date of payment of the Board fees by the Company.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EQUITY INCENTIVE PLAN. The following description of certain Federal income tax consequences of the Equity Incentive Plan is based upon current statutes, regulations and interpretations and does not include State or local income tax consequences applicable to a person who receives a stock option or acquires Common Stock under the Equity Incentive Plan.

     Neither the option holder or the Company incurs any Federal income tax consequences as a result of the grant of an Incentive Stock Option or a Non-Qualified Option under the Equity Incentive Plan, nor will the Company be entitled to a tax deduction as a result of the grant.

     The exercise of an Incentive Stock Option will not result in income for the employee exercising the option if the employee does not dispose of the shares of Common Stock acquired within two years of the date of grant of the option and one year after the transfer of the shares of Common Stock upon exercise, and if the employee is an employee of the Company or a subsidiary of the Company from the date of grant until three months from the date of exercise. If these requirements are met, the basis of the shares of Common Stock would be the exercise price. Any gain related to the subsequent disposition of the shares of Common Stock would be taxed to the employee as long-term capital gain and the Company would not be entitled to any deduction. The excess of the market value on the date of exercise over the exercise price is an item of tax preference, potentially subject to the alternative minimum tax.

     If an employee should dispose of the shares of Common Stock acquired upon the exercise of an Incentive Stock Option prior to the expiration of either of the designated holding periods (a "disqualifying disposition"), the employee would recognize ordinary income and the Company would be entitled to a business deduction in an amount equal to the lesser of the fair market value of the shares of Common Stock on the exercise date minus the option exercise price or the amount realized on disposition minus the option exercise price.

     No income tax deduction will be allowed to the Corporation with respect to shares of Common Stock purchased by a participant through the exercise of an Incentive Stock Option, provided there is no "disqualifying disposition" as described above. In the event of a "disqualifying disposition," the Company is entitled to a tax deduction equal to the amount of ordinary income recognized by the participant.

     When a Non-Qualified Option is exercised, the participant will generally be deemed to have received an amount of ordinary income equal to the excess of the fair market value of the shares of Common Stock purchased on the date of exercise over the exercise price. The disposition of shares acquired upon exercise of a Non-Qualified Option will generally result in a capital gain or loss for the optionee, but will have no tax consequences for the Company. Such capital gain or loss will be long-term gain or loss if the sale occurs more than one year after the date of exercise and short-term capital gain or loss if the sale occurs one year or less after the date of exercise.

     The Company will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount that the holder of an option recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code. The Company will not, however, be entitled to a deduction with respect to any payment that constitutes an "excess parachute payment" pursuant to Section 280G of the Code and does not qualify as reasonable compensation pursuant to that Section. Such payments will also subject a participant in the Plan to a 28% excise tax.

     Directors who elect to receive Common Stock in lieu of cash director fees will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the fair market value of the Common Stock on the date the director fees are paid.

     For tax purposes, Section 162(m) of the Code limits the Company's deduction for compensation paid to or accrued for each of the Company's Named Officers to $1,000,000 per annum. Certain types of compensation which qualify as performance-based compensation are not subject to the $1,000,000 limit on deductibility. The Company believes that compensation recognized by a Named Officer upon the exercise of an option granted pursuant to the Equity Incentive Plan will qualify as performance-based compensation, and will therefore be exempt from the $1,000,000 deduction limit.

     The following table sets forth information as of March 11, 1996 with respect to the number of options granted under the Equity Incentive Plan. Such options were granted subject to obtaining the approval of the proposal to adopt the Equity Incentive Plan by the shareholders of the Company.

                              EQUITY INCENTIVE PLAN

           Name and Position                         Number of Options
           -----------------                         -----------------
           Anthony J. Caldarone
            Chairman, President and
            Chief Executive Officer ...............     500,000(1)

----------

(1) If the proposal to approve the Equity Incentive Plan is approved by the shareholders of the Company, options will become exercisable as follows: options with respect to 320,000 shares will become immediately exercisable and options with respect to the remaining 180,000 shares will become exercisable on January 30, 1997. Each of such options has an exercise price of $.34375.

     The number and value of stock options and shares of Common Stock that will be received by any person in the future under the Equity Incentive Plan cannot be determined at this time.

     VOTE REQUIRED. Approval by the Company's shareholders of the proposal to adopt the Equity Incentive Plan requires the affirmative vote of a majority of the votes cast at the annual meeting by the holders of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE COMPANY'S 1996 EQUITY INCENTIVE PLAN.

                                  ANNUAL REPORT

     The annual report to shareholders for the fiscal year ended November 30, 1995 accompanies this Proxy Statement. Coopers & Lybrand has audited the financial statements of the Company for the three fiscal years ended November 30, 1995, which financial statements are contained in the annual report to shareholders. Such annual report, including the audited financial statements contained therein, is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy soliciting material.

                    RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     Selection of the independent public accountants for the Company is made by the Board of Directors. On October 25, 1995, the Company's Board of Directors approved the engagement of Coopers & Lybrand to serve as the Company's independent public accountants for fiscal 1995. Coopers & Lybrand has served as the Company's auditors since 1988. The Board of Directors has not yet met to select the Company's independent public accountants for the current fiscal year.

     As previously stated under the caption "Election of Directors," the Company's Board of Directors has an Audit Committee consisting of outside directors, and the present members of the committee are Mr. Brophy and Mr. Smith.

A representative of Coopers & Lybrand will be present at the meeting and will have an opportunity to make a statement if the representative desires to do so. Said representative will also be available to respond to appropriate questions from shareholders of the Company.

                              SHAREHOLDER PROPOSALS

     Shareholder proposals for presentation at the Company's next annual meeting must be received by the Company at its principal executive offices for inclusion in its proxy statement and form of proxy relating to that meeting no later than November 16, 1996. The Company's by-laws contain certain procedures which must be followed in connection with shareholder proposals.

     THE MANAGEMENT OF THE COMPANY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR FOR THE NOMINEES TO THE BOARD OF DIRECTORS AND FOR THE PROPOSAL TO APPROVE THE COMPANY'S 1996 EQUITY INCENTIVE PLAN.

     THE COMPANY SUBMITS TO THE SECURITIES AND EXCHANGE COMMISSION AN ANNUAL REPORT ON FORM 10-K. COPIES OF THE REPORT WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST RECEIVED FROM ANY HOLDER OF RECORD OR BENEFICIAL OWNER OF SHARES OF COMMON STOCK OF THE COMPANY. REQUESTS SHOULD BE DIRECTED TO SHAREHOLDER RELATIONS, CALTON, INC., 500 CRAIG ROAD, MANALAPAN, NEW JERSEY 07726-8790.

     ALL SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND SEND IN THEIR PROXIES IN THE ENCLOSED ENVELOPE WITHOUT DELAY TO MIDLANTIC NATIONAL BANK, P.O. BOX 600, CORPORATE TRUST DEPARTMENT, 499 THORNALL STREET, EDISON, NEW JERSEY 08818. PROMPT RESPONSE IS HELPFUL AND YOUR COOPERATION WILL BE APPRECIATED.

                                       Robert A. Fourniadis
                                       Secretary

March 19, 1996

                                                                      APPENDIX A

                                  CALTON, INC.

                           1996 EQUITY INCENTIVE PLAN

     1. Definitions.

     In this Plan, the following definitions apply:

     1.01. "Appreciation Rights Election" means the method of exercising an Option pursuant to which shares of Common Stock subject to the Option are sold to cover the payment to the Company of the Option's aggregate exercise price and the payment of fifty percent (50%) of the Appreciated Value in cash to the Participant, with the Participant receiving the remaining fifty percent (50%) of the amount of the Appreciated Value in shares of Common Stock (as such proportion may be adjusted by the Committee pursuant to Section 10 of the Plan).

     1.02. "Appreciated Value" means an amount equal to the difference between the aggregate fair market value of the shares of Common Stock subject to the Option and the aggregate exercise price of the Option on the date of exercise. For purposes of this definition, fair market value of the shares of the Common Stock shall be the price at which such shares are sold on the date of exercise.

     1.03. "Board" means the Board of Directors of the Company.

     1.04. "Change in Control" means (a) an event or series of events by which any "person" (as such term is defined in Section 2(2) of the Securities Act of 1933, as amended), or any affiliate of such Person (when applied to any Person, an affiliate shall mean any other Person directly or indirectly controlling, controlled by, or under common control with that Person), or Persons and affiliates of such Persons acting in concert, shall, whether in a single transaction or a series of related transactions, acquire directly or indirectly an amount of the Company's voting stock representing thirty-five percent (35%) or more of the total voting power of the outstanding voting securities of the Company having the right under ordinary circumstances to vote in an election of the Board, or (b) the consummation of a merger, reorganization or recapitalization in which the Company is the surviving entity, and in which, after the consummation of the transaction, the shareholders of the Company immediately prior to the consummation of the transaction shall not continue to beneficially own securities representing sixty-five percent (65%) or more of the total voting power of the outstanding voting securities of the Company having the right under ordinary circumstances to vote in an election of the Board.

     1.05. "Code" means the Internal Revenue Code of 1986, as amended, and the rule and regulations promulgated thereunder.

     1.06. "Committee" means the Compensation Committee of the Board, all of the members of which shall be "disinterested persons" as defined in Rule 16b-3(c)(2)(i) under the Securities Exchange Act of 1934, as amended, or any similar successor rule, and "outside directors" as defined in proposed rule 1.162-27(e)(3) under the Code or any final or similar successor rule.

     1.07. "Company" means Calton, Inc.

     1.08. "Corporate Transaction" means a transaction such as a merger (other than a merger intended solely to change the Company's jurisdiction of incorporation), consolidation, reorganization, recapitalization, or sale of all or substantially all of the Company's assets (other than a sale of assets to a Subsidiary or other affiliated entity of the Company).

     1.09. "Director" shall mean a member of the Company's Board.

     1.10. "Exercise Sell" means the method of exercising an Option pursuant to which shares of Common Stock subject to the Option are sold to cover payment of the Option's aggregate exercise price.

     1.11. "Fair Market Value" means the arithmetic average of the highest and lowest sales prices of the Common Stock reported by the American Stock Exchange on a particular date, or if there is no sale on such date, then the average of such high and low sales prices on the last previous date on which a sale of the Common Stock is reported.

     1.12. "Incentive Stock Option" means an option granted under the Plan that qualifies as an incentive stock option under Section 422 of the Code and that the Committee designates as such when granting the option.

     1.13. "Just Cause" shall mean: (i) a Participant's conviction for a felony or for fraud; (ii) a Participant engaging in any conduct, by way of act or omission, which in the opinion of the Board has the potential to cause, or does cause, a material adverse effect on the Company's business; (iii) a Participant failing to return from authorized leave from the Company; (iv) a Participant being found to be under the influence of, or to have distributed, any illegal narcotic substance while on the Company's premises, including any project site of the Company; (v) a Participant acting dishonestly or committing theft of Company property; or (vi) the work performance of a Participant failing to meet Company standards.

     1.14. "Nonqualified Stock Option" means an Option granted under the Plan that is not an Incentive Stock Option and that the Committee designates as such when granting the Option, or an Option granted under the Plan that does not qualify as an Incentive Stock Option.

     1.15. "Option" means an option to purchase shares of Common Stock granted under the Plan in accordance with the terms of the Plan and related Option Agreement, if any.

     1.16. "Option Agreement" means a written agreement which the Committee may authorize the Company to enter into with a Participant in order to implement a grant of an Option by the Committee.

     1.17. "Participant" means an employee of the Company or a Director to whom an Option has been granted.

     1.18. "Plan" means the Calton, Inc. 1996 Equity Incentive Plan.

     1.19. "Subsidiary" means a corporation in which the Company owns a majority of the total combined voting power of all classes of stock, either directly or through one or more other Subsidiaries.

     1.20. "Tax Withholding Amount" means the amount, if any, which, upon the exercise of an Option or an election by a Participant under Section 83(b) of the Code, the Company or a Subsidiary may be required to withhold in order to obtain a federal and/or state income tax deduction, such amount which shall be paid to the Company by the Participant.

     1.21. "Tender Offer" means a tender offer for fifty percent (50%) or more of the Company's voting stock regardless of whether or not the Company will continue as a separate entity upon the consummation of the Tender Offer.

     2. Purpose.

     The purpose of this Plan is to advance the interests of the shareholders of the Company by enhancing the ability of the Company to (i) induce certain employees, who are in a position to make significant contributions to the Company and its Subsidiaries, to remain in the employ of the Company and its Subsidiaries; (ii) attract and retain new employees who can make significant contributions to the success of the Company and its Subsidiaries; (iii) attract and retain the services of experienced and knowledgeable Directors; and (iv) more closely align the interests of such employees and Directors with the Company's shareholders and to encourage such employees and Directors to take into account the long-term interests of the Company by securing or increasing on reasonable terms their stock ownership in the Company. The Plan will also serve as a vehicle for the issuance of registered shares of Common Stock to any Director who elects to receive the annual retainer fee, Board meeting fees and Board committee fees in the form of shares of Common Stock as provided for in
Section 17 of this Plan.

     3. Shares Subject to Plan.

     The aggregate number of shares of Common Stock reserved for issuance under the Plan shall be two million (2,000,000), subject to any adjustment pursuant to
Section 11 herein. The shares of Common Stock to be issued under the Plan upon the exercise of an Option shall be made available either from authorized but unissued shares of the Company's Common Stock or from shares of the Company's Common Stock held by the Company as treasury shares, including shares of Common Stock acquired by the Company in open market and private transactions.

     The shares of Common Stock issued under the Plan shall be subject to the terms and conditions specified in the Plan and related Option Agreements, if any, and to such other terms and conditions as the Committee may provide. If any Option expires or terminates for any reason without having been exercised in full, a new Option may thereafter be granted to acquire the unpurchased shares of Common Stock subject to such expired or terminated Option.

     4. Administration.

     The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, to determine the terms and provisions of any related Option Agreements, to determine the employees of the Company and its Subsidiaries who will be selected as Participants under the Plan, to determine the terms and prices at which Options shall be granted, the number of shares of Common Stock to be subject to each Option, the periods during which each Option shall be exercisable, whether such Option shall be an Incentive Stock Option or a Nonqualified Stock Option, and to make all other determinations necessary or advisable for the administration of the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by the Participants to the Company and its Subsidiaries, their present and potential contributions to the success of the Company and its Subsidiaries and such other factors as the Committee, in its discretion, shall deem relevant.

     The Committee's determination of the matters referred to herein shall be final and conclusive. Any dispute or disagreement which may arise under or as a result of or with respect to any Option shall be determined by the Committee, in its sole discretion, and any interpretations by the Committee of the terms of any Option shall be final, binding and conclusive.

     No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan. In addition to such other rights of indemnification as they may have as members of the Board or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, in which any Committee member may be a party by reason of any action taken or failure to act in connection with the Plan or any Option granted under the Plan, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such Committee member acted in good faith and in a manner which the member believed to be in, and not opposed to, the best interests of the Company and its shareholders.

     5. Eligibility.

     The Committee may grant Options under the Plan to (a) employees of the Company or a Subsidiary, including employees who are members of the Board, and
(b) employees of a corporation or noncorporate entity which has been acquired by the Company or a Subsidiary, who hold options with respect to the stock or other equity interests of such corporation or noncorporate entity which the Company or a Subsidiary has agreed to assume. Nonqualified Stock Options shall be granted to non-employee Directors as formula awards pursuant to the terms set forth in
Section 18 of this Plan. Further, the Committee can authorize the issuance of shares of Common Stock to any member of the Board who has elected to receive the annual retainer fee for serving on the Board, Board meeting fees or Board committee fees in the form of shares of the Company's Common Stock as provided for in Section 17 of this Plan.

     6. Option Price.

     The exercise price of an Option shall be equal to the Fair Market Value of the Common Stock on the date of grant; provided, however, that (i) with respect to a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the option price of an Incentive Stock Option granted to such Participant shall not be less than one hundred and ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant, and (ii) with respect to any Option repriced by the Committee, the exercise price shall be equal to the Fair Market Value of the Common Stock on the date such Option is repriced.

     7. Option Term.

     Except as otherwise provided in Section 18 hereof, an Option shall be granted for such term as the Committee shall determine, not in excess of ten
(10) years from the date of grant thereof; provided, however, that a Participant who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company may not be granted an Incentive Stock Option with a term greater than five (5) years from the date of grant.

     8. Limitation on Amount of Options Granted.

     The Chief Executive Officer of the Company, may not be granted Options for more than fifty percent (50%) of all shares of Common Stock reserved for issuance under the Plan. Each other Participant under the Plan may not be granted options for more than thirty-five percent (35%) of all shares of Common Stock reserved for issuance under the Plan.

     9. Exercise of Options.

     Except as otherwise provided in Sections 11, 12 and 18 hereof, and except as otherwise provided below with respect to an Incentive Stock Option, upon granting an Option, the Committee shall determine the date or dates on which such Option shall become exercisable. The Options and the shares issuable upon the exercise of such Options may be subject to such conditions and forfeiture provisions as the Committee may determine, including, but not limited to, the achievement of business objectives and individual, division and Company performance. To the extent exercisable, an Option may be exercised either in whole at any time or in part from time to time. With respect to an Incentive Stock Option granted to a Participant, the Fair Market Value of the shares of Common Stock on the date of grant which are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000.

     10. Methods of Exercise and Payment of Option Price.

     An Option may be exercised only by a written notice of intent to exercise such Option with respect to a specific number of shares of Common Stock subject to such Option and payment to the Company of the aggregate amount of the exercise price for the number of shares of Common Stock so specified in the notice. Payment of the Option's exercise price can be made in cash, by cashier's check or certified bank check, in kind by the delivery of shares of Common Stock having a Fair Market Value on the date preceding the date of exercise equal to the portion of the option price so paid and which have been owned and held by the Participant for a period not less than six (6) months. Upon receipt of written notice evidencing a Participant's intent to exercise an Option, or an election by a Participant under Section 83(b) of the Code, the Company will inform the Participant of the Amount of the Tax Withholding Amount, if any, which the Participant shall be required to remit to the Company before the shares of Common Stock will be issued to the Participant.

     With respect to Nonqualified Stock Options granted under the Plan and held by the Participant for six (6) months or longer, a Participant can also pay all or part of any such Option's exercise price pursuant to the Exercise Sell or Appreciation Rights Election methods; provided, however, that if a Participant chooses to pay all or part of the exercise price pursuant to the Appreciation Rights Election method, the Committee shall have the sole discretion to determine the form in which payment of the Appreciated Value will be made to the Participant, including all cash, all shares of Common Stock or any other combination thereof. Fractional shares will not be issued to a Participant who exercises an Option pursuant to the Appreciation Rights Election method. The value of any fractional shares shall be paid in cash to the Participants.

     The shares of Common Stock to be sold in order to pay (i) the exercise price under the Exercise Sell method, or (ii) the exercise price and amount of the cash payment of the Appreciated Value under the Appreciation Rights Election method shall be sold by or on behalf of the Participant in an open market transaction on the date of exercise and the Participant shall not be liable for any cost of such sale. If a Participant elects to exercise an Option pursuant to the Exercise Sell or Appreciation Rights Election method, then the Tax Withholding Amount, if any, shall, in the Participant's discretion, also be covered by the sale of shares of Common Stock subject to the Option being exercised. The Participant shall be entitled to receive any remaining proceeds from the sale of shares of Common Stock which are not applied against the exercise price and Tax Withholding Amount under the Exercise Sell method, or the exercise price, cash portion of the Appreciated Value and the Tax Withholding Amount under the Appreciation Rights Election method.

     11. Adjustment of Shares.

     11.01. In the event there is any change in the capital stock of the Company pursuant to a stock split, share combination, stock dividend or Corporate Transaction in which the Company is the surviving entity, except as otherwise provided in Subsection 11.02 below, each outstanding Option shall apply to the securities to which a holder of the number of shares of Common Stock subject to an Option shall be entitled to receive in connection with any such transaction. The Committee shall also have the discretion to make any other changes to an Option, including, without limitation, additional changes in the number or character of the shares of Common Stock subject to an Option, or in the exercise price of an Option, in order to protect such Option from dilution or diminution in value upon the occurrence of any of the above transactions.

     11.02. In the event of a Corporate Transaction in which the Company is not the surviving entity, or a Corporate Transaction in which the Company is the surviving entity and in which the outstanding shares of Common Stock shall be, pursuant to the operation of law or terms of the Corporate Transaction, changed into or exchanged for securities of another corporation, interests in a noncorporate entity, other property (including cash), or any combination of the foregoing, a Participant can elect within thirty (30) days of receipt of notice of such Corporate Transaction to accelerate all unvested Options and exercise them or any part thereof. The Participant's exercise of any Options and the issuance of shares of Common Stock to the Participant in connection with any such Corporate Transaction shall be conditioned upon the consummation of the Corporate Transaction; provided, however, that such condition shall not preclude the Participant from receiving, with respect to the shares of Common Stock issuable upon the exercise of such Option, the consideration issuable or payable in respect of the shares of Common Stock pursuant to such Corporate Transaction. If, in exercising a Nonqualified Stock Option as a result of a Corporate Transaction, the Exercise Sell or Appreciation Rights Election method is not available to a Participant for any reason including, without limitation, the absence of a trading market for the Common Stock on the date of consummation of the Corporate Transaction, the Participant shall be entitled to receive, without the payment of consideration, the number of shares of Common Stock issuable upon exercise of the Option less the number of shares having an aggregate Fair Market Value equal to the aggregate exercise price on the date the election to exercise the Option is made by the Participant.

     Alternatively, within ten (10) days of receiving notice of the Company's decision to enter into any such Corporate Transaction, a Participant may provide the Company with written notice that the Board shall provide that the surviving entity will grant the Participant substitute options to purchase securities of the surviving entity in exchange for the Participant's Options. The underlying securities of such substitute options shall have a fair market value equal to the highest aggregate Fair Market Value of all shares of Common Stock subject to the Participant's Options, whether exercisable or not, for the period commencing with the date of the public announcement of the Corporate Transaction and ending with the effective date of the Corporate Transaction. The substitute options shall be issued with an aggregate exercise price equal to the aggregate exercise price of the shares of Common Stock subject to the Participant's Options and with terms and conditions comparable to the terms and conditions of the Plan and any related Option Agreement.

     However, if a Participant elects to have the Board provide substitute options, the Board, in its discretion, may elect, within ten (10) days of receiving notice from the Participant, to repurchase all of the Participant's Options, whether exercisable or not, within sixty (60) days of the effective date of the Corporate Transaction. The amount paid the Participant for the repurchase of the Participant's Options shall be equal to the difference between the highest aggregate Fair Market Value of the shares of Common Stock subject to the Participant's Options for the period commencing with the date of public announcement of the Corporate Transaction and ending with the effective date of the Corporate Transaction and the aggregate exercise price of the Participant's Options. This repurchase right can also be exercised by the surviving entity.

     If the Board notifies a Participant of its decision to exercise this repurchase right, then a Participant shall be entitled to elect to exercise all of the Participant's Options during the remainder of the thirty (30) day period from the receipt of notice of the Corporate Transaction as described in the first paragraph of this Subsection 11.02.

     11.03. In the event of a Tender Offer, all of a Participant's Options shall become immediately exercisable, and may be exercised at any time prior to the expiration date of such Options. Alternatively, within ten (10) days of receiving notice of the commencement of a Tender Offer, the Participant can provide the Company with written notice that the Company shall repurchase all of the Participant's Options, whether exercisable or not, for an amount equal to the difference between the highest aggregate Fair Market Value of the shares of Common Stock subject to the Participant's Options for the period commencing with the date of public announcement of the Tender Offer and ending with the effective date of the Tender Offer and the aggregate exercise price of the Participant's Options. The Company's obligation to repurchase the Participant's Options shall be subject to any restriction, limitation, or prohibition contained in any agreement to which the Company is a party.

     11.04. In the event of a Change in Control, all of a Participant's Options shall become immediately exercisable and may be exercised at any time prior to the expiration dates of such Options. Alternatively, within ten (10) days of receipt of notice from the Company of a Change in Control, such notice which shall be furnished promptly upon the Company receiving notice thereof, the Participant can provide the Company with written notice that the Company shall repurchase all of the Participant's Options, whether exercisable or not, for an amount equal to the difference between the aggregate Fair Market Value of the shares of Common Stock subject to the Participant's Options on the date of the Change in Control and the aggregate exercise price of the Participant's Options. The Company's obligation to repurchase the Participant's Options shall be subject to any restriction, limitation or prohibition contained in any agreement to which the Company is a party.

     11.05. In the event of the dissolution or liquidation of the Company (except a dissolution or liquidation relating to a sale of assets or other reorganization of the Company referred to in Subsection 11.02 of this Section), all outstanding Options under the Plan shall terminate as of a date fixed by the Committee; provided, however, that not less than thirty (30) days written notice of the date so fixed shall be given to each Participant, and each such Participant shall have the right during such period to exercise all of the Participant's outstanding Options, whether exercisable or not.

     11.06. Notwithstanding the exercise provisions in Subsections 11.01-11.05 of this Section 11, if the Company's legal counsel should determine that an extension of time for the exercise of any Option is necessary in order to allow the Participant to acquire the shares of Common Stock subject to the option in compliance with federal and state securities laws, the Committee shall extend said time of exercise for whatever additional period of time is necessary, in counsel's judgment, to allow such compliance. In the event the treatment of any Incentive Stock Option under Subsections 11.01-11.05 of this Section 11 could be determined to be a disqualifying disposition with respect to the favorable tax consequences of Incentive Stock Options under Sections 421 and 422 of the Code, the Company shall promptly notify each Participant as to whether or not the desired treatment of the Participant's Incentive Stock Options could result in a disqualifying disposition and the effect thereof.

     12. Death, Disability, Retirement and Termination.

     12.01. In the event the employment relationship between the Participant and the Company or any of its Subsidiaries is terminated by reason of the Participant's death or "disability" (as such term is defined in Section 22(e)(3) of the Code), all of the Participant's Options shall become immediately exercisable. The Participant, or the Participant's designated beneficiary or estate, shall have two (2) years from such date of termination to exercise all or any part of a Nonqualified Stock Option, and one (1) year from such date of termination to exercise all or any part of an Incentive Stock Option.

     12.02. If a Participant resigns as an employee from the Company or any Subsidiary, the Participant shall have one (1) year for a Nonqualified Stock Option, or three (3) months for an Incentive Stock Option, from such date of termination to exercise all or any part of such Option which is fully vested on or before the date of termination.

     12.03. In the event a Participant, who has been employed by the Company or a Subsidiary for one (1) year or more, is terminated by the Company for any reason other than for Just Cause, each Option, or any part thereof, scheduled to vest on the succeeding anniversary date of the grant of the Option following the date of termination shall become immediately exercisable, and the Participant shall have two (2) years from the date of termination to exercise all or any part of a Nonqualified Stock Option, or three (3) months from such date of termination to exercise all of any part of an Incentive Stock Option. For any Participant who has been employed by the Company or a Subsidiary for less than one (1) year, the Participant shall have thirty (30) days, or seven (7) months (except for an Incentive Stock Option) if the Participant is an officer, Director or more than ten percent (10%) beneficial owner of the Company, from the date of such termination in which to exercise all or part of those Options which is fully vested on or before such date of termination.

     12.04. If the Participant is terminated by the Company for Just Cause, the Participant shall have thirty (30) days, or seven (7) months (except for an Incentive Stock Option) if such Participant is an officer, Director or ten percent (10%) beneficial owner of the Company, from the date of termination to exercise all or part of those Options which is fully vested on or before the date of termination.

     12.05. With respect to Nonqualified Stock Options granted to non-employee Directors as formula awards pursuant to Section 18 of this Plan, upon the death or "disability" (as such term is defined in Section 22(e)(3) of the Code) of the Director, the Director, or the Director's designated beneficiary or Estate, shall have two (2) years from the date of death or disability to exercise all or any part of a Nonqualified Stock Option. If a non-employee Director resigns from the Board or does not stand for reelection to the Board, or, if a non-employee Director is removed from the Board for any reason, including if the Director is not reelected to the Board by the shareholders, the Director shall have ninety
(90) days from the date on which the Director ceases to be a member of the Board to exercise any portion of a Nonqualified Stock Option which is fully vested on or before such date the Director ceases to be a member of the Board.

     13. Non-Transferability of Option.

     No Option shall be transferable (including pledged or encumbered) by a Participant otherwise than by will or by the laws of descent and distribution, and each Option shall be exercisable during a Participant's lifetime only by the Participant.

     14. Amendments and Discontinuance.

     Except as provided for in Section 18 of this Plan with respect to the formula award provisions, the Board may amend, suspend, discontinue, or terminate the Plan, subject to shareholder approval if so required by any applicable federal or state securities laws, tax laws or corporate statute. No action of the Board, however, may, without the consent of a Participant alter or impair any Option previously granted to the Participant under the Plan.

     15. Successors and Assigns.

     The provisions of the Plan shall be binding upon all successors and assigns of any Participant acquiring shares of Common Stock under the Plan, including, without limitation, the estate of any such Participant and the executors, administrators or trustees of such estate, and any receiver, trustee in bankruptcy or representative of the creditors of any such Participant.

     16. Effective Date and Termination Date of the Plan.

     The Plan shall be effective as of January 31, 1996, and shall terminate on January 30, 2006. No Options shall be granted under the Plan subsequent to such date. Options granted on or before the termination date shall remain exercisable after the termination of the Plan in accordance with their respective terms.

     17. Director's Fees.

     Subject to the limitation contained in Section 3 of this Plan on the number of shares of Common Stock which may be issued pursuant to this Plan, any member of the Board who provides written notice to the Company shall be entitled to receive all or a portion of the member's annual board retainer fee, Board meeting fees, and Board committee fees in the form of shares of the Company's Common Stock. Any member of the Board who desires to receive all or any part of such Board fees in shares of Common Stock must provide the Company with written notice of the member's irrevocable election (an "Election") to receive payment of Board fees in this form. An Election shall become effective six (6) months from the date made by a Participant, and payment of Board fees during the six
(6) month period (an "Election Period") commencing with the effective date of the Election shall be made in the form of shares of Common Stock. An Election may be made by a director for any six (6) month period following an Election Period (a "Succeeding Period") provided that written notice of an irrevocable election to receive payment in the form of Common Stock is received by the Company no later than six (6) months prior to the effective date of the Succeeding Period.

     Shares of Common Stock with an aggregate Fair Market Value, on the date preceding the date of payment of Board fees, equal to the aggregate amount of such Board fees shall be issued to the Board member no later than fifteen (15) business days following the date of payment of such Board fees by the Company.

     18. Formula Awards. Each time an individual, who is not an employee of the Company or any Subsidiary, is elected or reelected as a Director by the shareholders of the Company, the Director shall receive, on such date of election or reelection as the case may be, a grant of Nonqualified Stock Options to acquire ten thousand (10,000) shares of Common Stock, and each such Option shall have a per share exercise price equal to the Fair Market Value of the Common Stock on such date of grant. Each Nonqualified Stock Option granted to a non-employee Director pursuant to this Section 18 shall have a term of five (5) years from the date of grant and shall vest and become fully exercisable on the first anniversary of such date of grant. In order for a non-employee Director to be granted the Nonqualified Stock Options upon reelection to the Board, the Director must have attended seventy-five percent (75%) of all Board meetings and seventy-five percent (75%) of all Board committee meetings, of which the Director is a member, called and held during the previous twelve (12) months while such Director was a member of the Board and committee(s). The provisions of this Section 18 of the Plan shall not be amended more than once every six (6) months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, or the rules thereunder.

     19. Miscellaneous.

     19.01. Any and all funds held by the Company under the Plan may be used for any corporate purpose.

     19.02. Nothing contained in the Plan, any Option Agreement executed in connection with the Plan, or any Option granted under the Plan, shall confer upon a Participant any right to be continued in the employment of the Company or any Subsidiary, or interfere in any way with the right of the Company or its Subsidiaries to terminate the employment relationship at any time.

     19.03. No Options may be granted nor may Common Stock be purchased under this Plan until the Company has taken all actions then required to comply with the Securities Act of 1933, as amended, and any other applicable state securities laws and any exchange on which the Common Stock may be listed.

     19.04. The Company shall take any reasonable and appropriate action which is necessary, including, without limitation, the filing of a Form S-8 Registration Statement with the Securities and Exchange Commission, to effect the registration of the shares of Common Stock reserved for issuance under this Plan under the Securities Act of 1933, as amended.

P
R
O
X
Y

                                  CALTON, INC.

      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 1996

                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF CALTON, INC.

KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Anthony J. Caldarone and Robert A. Fourniadis and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of CALTON, INC., standing in the name of the undersigned at the close of business on March 11, 1996, at the annual meeting of shareholders to be held at the Company's offices at 500 Craig Road, Manalapan, New Jersey and at any and all adjournments thereof, with all powers that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the reverse side hereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED, AND IF NO INSTRUCTIONS TO THE CONTRARY ARE INDICATED, WILL BE VOTED IN FAVOR OF EACH ITEM.

                                  COMMON STOCK

                                                            SEE REVERSE
                                                               SIDE


                 (This proxy is continued from the reverse side)

     Please mark your
[X]  votes as in this
     example.

1. ELECTION OF DIRECTORS: Anthony J. Caldarone, J. Ernest Brophy, Mark N. Fessel and Frank Cavell Smith, Jr.

 FOR       WITHHELD
[   ]       [   ]

For, except vote withheld from the following nominee(s):
________________________________________________________

________________________________________________________


2. To approve a proposal to adopt the Company's 1996 Equity Incentive Plan.

 FOR       WITHHELD     ABSTAIN
[   ]        [  ]        [   ]


3. In their discretion upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

                                      Dated:_____________________________ , 1996

                                      __________________________________________

                                      __________________________________________

                                      IMPORTANT: Please sign exactly as name
                                      appears at the left. Each joint owner
                                      should sign. Executors, administrators,
                                      trustees, etc. should give full title.

        PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.